Exhibit 10.21

CEDAR FAIR, L.P. 2008 OMNIBUS INCENTIVE PLAN

DEFERRED UNIT AWARD AGREEMENT

This Deferred Unit Award Agreement (“Agreement”) is made pursuant to the terms and conditions of the Cedar Fair, L.P. 2008 Omnibus Incentive Plan (the “Plan”), including (without limitation) Article X, the provisions of which are incorporated into this Agreement by reference. Capitalized terms used herein shall have the meanings ascribed to them in the Plan, unless indicated otherwise.

Participant Name:

Grant Date:

Number of Deferred Units Awarded:	Per Section 1 Below

Vesting Schedule:	Vesting will occur upon termination as a member of the Board of Directors of Cedar Fair Management, Inc. (“CFMI”)

Payment Date:	Payable upon termination as a member of the Board of Directors of Cedar Fair Management, Inc. (“Board”)

1.    Deferred Unit Award In General. The number of Deferred Units awarded to Participant is equal to the following: One Hundred Twenty Thousand Dollars ($120,000) (“Cash Value”) divided by the New York Stock Exchange (“NYSE”) closing price of a Unit on the last full trading day in 2016 (“Determination Date”). Upon the determination of the number of Deferred Units attributable to Participant’s Award, the Deferred Units shall thereafter accrue Unit distribution equivalents (based upon actual distributions to owners of Units), if any, which shall be accumulated and credited to the Award until payment is made in accordance with Section 3 hereof. In the event that Participant’s Board service is terminated prior to the Determination Date the total number of Deferred Units shall be a pro rata share of the Cash Value (determined by multiplying the Cash Value by a fraction, the numerator of which is the number of days during the calendar year of termination that Participant serves on the Board and the denominator of which is 365) divided by the NYSE closing price for a Unit on the last full trading day prior to Participant’s termination of service on the Board.
As used herein, the term “Deferred Units” means an equity-based Award measured in Units, with each Deferred Unit measured on the basis of one (1) Unit, that is subject to Section 409A and payable in Units or in a combination of cash and Units as provided in Section 3 below.

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2.    Vesting Schedule. The Award will vest on the date that the Participant ceases to be a director of CFMI.

3.    Payment Dates. Within five (5) business days of the date that the Participant ceases to be a director of CFMI, the Award, plus all Unit distribution equivalents accumulated and credited to the Award to the time of the distribution, shall be paid, as elected by the Participant, in a lump sum in Units or a combination of cash (measured using the Fair Market Value of the Units on the vesting date) and Units.

IN WITNESS WHEREOF, Cedar Fair, L.P. has caused this Agreement to be executed by its duly authorized officer, and the Participant has executed this Agreement in acceptance thereof.

CEDAR FAIR, L.P.

By:

Title:

PARTICIPANT

Signature:

Printed Name:

Address:

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